Exhibit 99.1

Wayside Technology Group, Inc. Reports 2016 Second Quarter Results

and Declares Quarterly Dividend

Q2 2016:
Revenue:	$105.3 million
Income from operations:	$2.2 million
Net income:	$1.5 million
Diluted earnings per share:	$0.34 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, July 28, 2016 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the second quarter ended June 30, 2016.  The results will be discussed in a conference call to be held on Friday, July 29, 2016 at 10:00 a.m. EDT.  The dial-in telephone number is (866)814-8482 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/earnings-call.

“I am pleased to report solid financial results for Q2 2016 with both of our segments performing well. Overall, revenue increased 14% to a record $105.3 million and income from operations increased 14% over the same period last year,” said Simon F. Nynens, Chairman and Chief Executive Officer.

Net sales for the second quarter ended June 30, 2016 increased 14% or $13.3 million to a record $105.3 million compared to $92.0 million for the same period in 2015. Total sales for the second quarter of 2016 for our Lifeboat Distribution segment were $89.7 million compared to $81.3 million in the second quarter of 2015, representing an increase of $8.4 million or 10%. Total sales for the second quarter of 2016 for our TechXtend segment were $15.6 million compared to $10.7 million in the second quarter of 2015, representing an increase of $4.9 million or 46%.

The 10% increase in net sales for the Lifeboat Distribution segment was mainly a result of the addition of several key product lines and our ongoing strategy of strengthening of our account penetration. This was offset in part by lower sales to one of our key accounts. The 46% increase in net sales in the TechXtend segment was primarily due to an increase of $5.6 million in extended payment terms sales transactions as compared to the second quarter ended June 30, 2015.

Cash and long term receivables amounted to $30.5 million, representing 79% of equity as of June 30, 2016. Working capital amounted to $31.9 million, representing 83% of equity as of June 30, 2016.

Gross Profit for the second quarter ended June 30, 2016 was $7.0 million, a 9% increase compared to $6.4 million for the second quarter of 2015. Gross profit for our Lifeboat segment in the second quarter of 2016 was approximately $5.5 million compared to approximately $5.1 million for the second quarter of 2015, representing a 9% increase.  Gross profit for our TechXtend segment in the second quarter of 2016 was $1.5 million compared to $1.3 million for the second quarter of 2015, representing a 10% increase.

Gross profit margin (gross profit as a percentage of net sales) for the second quarter ended June 30, 2016 was 6.7% compared to 7.0% for the second quarter of 2015.  Gross profit margin for our Lifeboat Distribution segment for the second quarter of 2016 was 6.2% compared to 6.3% for the second quarter of 2015. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by a program change by one of our main vendors, causing gross margins to decline by 1.8% for that line. Gross profit margin for our TechXtend segment for the second quarter of 2016 was 9.3% compared to 12.3% for the second quarter of 2015. The decrease in gross profit margin for the

TechXtend segment was primarily caused by the increase in extended payment sales transaction which carry lower margins.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2016 were $4.8 million compared to $4.4 million for the second quarter of 2015, representing an increase of $0.4 million or 7%.  This increase is primarily the result of an increase in stock compensation and amounts accrued for bonus expense in 2016 compared to 2015. As a percentage of net sales, SG&A expenses for the second quarter of 2016 were 4.5% compared to 4.8% for the second quarter of 2015.

For the three months ended June 30, 2016, the Company recorded a provision for income taxes of $775,000 or 33.7% of income, compared to $710,000 or 34.3% of income for the same period in 2015.

Net income and diluted earnings per share for the second quarter of 2016 were $1.5 million and $0.34, respectively, compared to $1.4 million and $0.29, respectively, for the second quarter of 2015.

On July 27, 2016, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable August 18, 2016 to shareholders of record on August 8, 2016.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microfocus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$24,576	$23,823
Accounts receivable, net	61,763	58,965
Inventory, net	2,133	1,954
Prepaid expenses and other current assets	1,270	989
Deferred income taxes	243	260
Total current assets	89,985	85,991

Equipment and leasehold improvements, net	466	362
Accounts receivable long-term	5,908	7,386
Other assets	132	82
Deferred income taxes	244	261

Total assets	$96,735	$94,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$58,114	$55,423
Total current liabilities	58,114	55,423

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,748,553 and 4,700,812 shares, Respectively	53	53
Additional paid-in capital	32,320	32,540
Treasury stock, at cost, 535,947 and 583,688 shares, respectively	(11,118)	(10,296)
Retained earnings	18,747	17,813
Accumulated other comprehensive loss	(1,381)	(1,451)
Total stockholders’ equity	38,621	38,659
Total liabilities and stockholders’ equity	$96,735	$94,082

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$175,999	$164,206	$89,659	$81,260
TechXtend segment	22,581	20,456	15,598	10,710
Total Revenue	198,580	184,662	105,257	91,970

Cost of sales
Lifeboat segment	165,300	153,862	84,112	76,150
TechXtend segment	20,328	18,018	14,145	9,395
Total Cost of sales	185,628	171,880	98,257	85,545

Gross Profit	12,952	12,782	7,000	6,425

Operating expenses
Selling costs	4,658	4,913	2,336	2,542
Share- based compensation	839	534	440	267
Other general and administrative expenses	3,719	3,469	1,980	1,640
Total Selling, general and administrative expenses	9,216	8,916	4,756	4,449

Income from operations	3,736	3,866	2,244	1,976

Interest, net	125	197	61	99
Foreign currency translation	(3)	(5)	(3)	(4)
Income before provision for income taxes	3,858	4,058	2,302	2,071
Provision for income taxes	1,303	1,394	775	710

Net income	$2,555	$2,664	$1,527	$1,361

Income per common share - Basic	$0.56	$0.57	$0.34	$0.29
Income per common share - Diluted	$0.56	$0.57	$0.34	$0.29

Weighted average common shares outstanding - Basic	4,545	4,665	4,524	4,640
Weighted average common shares outstanding - Diluted	4,557	4,689	4,535	4,663